UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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XEROX HOLDINGS CORPORATION

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Xerox Holdings Corporation

Dear Shareholders,

We have decided to supplement the Compensation Discussion and Analysis contained in the Proxy Statement for our 2020 Annual Meeting of Shareholders to more fully explain certain aspects of our compensation practices. Over the last 12 months, the Compensation Committee, with the full Board and with senior management, has worked to reevaluate our executive compensation practices after last year’s disappointing say-on-pay vote. As described on pages 31-32 of the Proxy Statement, the Compensation Committee has had the opportunity to respond to individual shareholder inquiries on these matters through its enhanced shareholder outreach program, which in and of itself addressed the primary area of concern among shareholders. We are providing this supplemental communication because we believe that all shareholders will benefit from a more detailed understanding of the Compensation Committee’s principles and practices, in particular with respect to two other areas of concern that were identified – (i) use of positive discretion in determining incentive compensation payouts and (ii) grants of one-time awards to new-hires.

In both situations, the Compensation Committee would authorize such actions only in exceptional circumstances and, if authorized, the Committee would be guided by application of its core compensation principles, which are set forth on page 33 of the Proxy Statement. These are elements in the Committee’s toolbox — not for frequent use, but for those rare instances when the standard annual compensation process would not achieve what the Committee believes to be in the best interest of the Company’s business and our shareholders. During 2019, the Committee did not exercise any positive discretion in determining named executive officer (NEO) incentive compensation, nor did it grant one-time awards to any NEO. Specific considerations with respect to each of these elements are discussed below.

Positive Discretion

The ability to apply discretion—when circumstances warrant—is necessary to enable the Compensation Committee to make compensation decisions that further the Company’s business strategy and shareholder interests. In keeping with the Committee’s compensation philosophy, principles and practices, the Committee would consider applying positive discretion only after identifying a specific reason why a formulaic application of performance metrics would not accurately reflect the value of the particular individual’s past, present and/or future contributions to the business. For example—

•	An extraordinary and unanticipated event has interfered with business operations;

•	Conditions or circumstances beyond management’s control necessitated a significant change in strategy, which rendered previously approved performance metrics less applicable;

•	Accomplishments of significant long-term value are not yet reflected in the applicable performance metrics.

In such exceptional circumstances, the Committee recognizes that the potential application of positive discretion in compensation decisions can mitigate the risks of a rigid and strictly formulaic compensation program — which could incentivize executives to focus disproportionately on certain metrics, encourage them to take imprudent risks or lead them to seek a leadership role with another company, and thus not support the best long-term outcome for our shareholders.

In any exercise of discretion, the Compensation Committee remains bound to act in accordance with its core principles — including that compensation should reinforce our business objectives and values. For example, if performance results calculated under the applicable metrics are below threshold, the Committee would not invoke positive discretion to award a payout in excess of target. And in no circumstance would positive discretion yield a payout in excess of the maximum award permitted under the plan.

Any future exercise of positive discretion would be fully explained in the following year’s proxy statement.

One-time Sign-on Awards

The Compensation Committee may consider granting a one-time compensatory award on an exception basis in rare instances to induce a new executive candidate to accept an offer of employment.

New hire awards may be necessary to attract top-tier talent, but the Committee believes such awards are only appropriate when (i) the business has an extraordinary and immediate need and (ii) the identified candidate has unique and exceptional qualifications. The Committee also believes it should consider the following factors, among others, before granting a one-time award to a new executive hire:

•	Alignment with the type and amount of compensation being forfeited (i.e., amount does not exceed forfeiture at prior employer or in a competing employment offer)

•	Differential from prior employer on a total-compensation basis

•	Preference for performance-based vesting over solely time-based vesting

•	Forfeiture/repayment provisions for voluntary termination

Any future grants of one-time awards to new hires would be fully explained in the following year’s proxy statement.

Both the Board and the Compensation Committee are ever-mindful of their respective roles in promoting improved financial performance, holding our senior executives accountable for their business results, and motivating our senior executives to collectively make decisions that will deliver enhanced shareholder value over the long term. To this end, we make all our compensation decisions in accordance with our core principles and our compensation consultant’s ongoing advice on best practices consistent with industry and peer group data.

Thank you for your continued support of Xerox.

The Xerox Holdings Corporation Board of Directors

Keith Cozza, Chairman of the Board

Jonathan Christodoro (Compensation Committee member)

Joseph J. Echevarria

Nicholas Graziano

Cheryl Gordon Krongard (Compensation Committee Chair)

Scott Letier (Compensation Committee member)

John Visentin (Vice Chairman and CEO)